UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ATEA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Disclosure Regarding Proposal 1 – Election of Directors

The following disclosure supplements the definitive proxy statement filed by Atea Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on April 26, 2024 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Atea Board”) for the annual meeting of stockholders to be held on June 21, 2024 (the “Annual Meeting”), and any postponement, continuation or adjournment thereof.

At the Annual Meeting, our stockholders will vote on the election of Franklin Berger and Jean-Pierre Sommadossi, Ph.D., as Class I Directors to serve until the 2027 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified. The Atea Board has recommended that stockholders vote for the election of Mr. Berger and Dr. Sommadossi.

On May 13, 2024, Mr. Berger resigned from the board of Atreca, Inc. Accordingly, Mr. Berger now serves on the boards of directors of three other public companies in addition to the Atea Board (Satellos Bioscience Inc., ESSA Pharma Inc., and Kezar Life Sciences, Inc.).

The Atea Board believes that Mr. Berger’s breadth of experience and deep understanding of the life sciences, particularly the biopharmaceutical space, is helpful to the Company as Mr. Berger brings unique insights and investor perspectives to Atea Board discussions and is able to offer strategic guidance that is informed by the experiences of the many companies he has covered as research analyst, portfolio manager and as a result of his service on other boards at varying stages of development. In the opinion of the Atea Board, Mr. Berger’s presence on multiple other boards of directors is a benefit to the Company as it provides him with insight and experience that enhances his value on the Atea Board.

The Board strongly encourages you to vote FOR the election of Franklin Berger and Jean-Pierre Sommadossi as Class I directors at the Annual Meeting.

Voting Information:

Prior to the Annual Meeting, you may vote your shares or revoke your previously submitted proxy. For additional information, please refer to the Company’s Definitive Proxy Statement which was filed with the Securities and Exchange Commission on April 26, 2024. IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE ANNUAL MEETING. If you have any questions or need assistance with voting, please contact our proxy solicitor Georgeson LLC toll free at (866) 548-8344.